Exhibit 99.3
93 West Main Street, Clinton, CT 06413	NEWS

Connecticut Water Completes Sale of 178 Acres of Open Space Land to the Town of Plymouth, Connecticut

CLINTON, CONNECTICUT, May 15, 2012 – The Connecticut Water Company, a regulated water utility subsidiary of Connecticut Water Service, Inc. (NASDAQ:CTWS), today announced that it has completed the previously announced sale of 178 acres of open space land, including a 39 acre former reservoir, to the Town of Plymouth, Connecticut. The property, which is referred to as the Plymouth Reservoir Property, had once been used as a water supply source but is no longer needed for that purpose.
According to Maureen P. Westbrook, Vice President, Customer and Regulatory Affairs, the transaction presented a unique opportunity for the Town to acquire a large parcel of open space land without the use of local tax dollars. “The Town of Plymouth acquired the parcel, which has a fair market value of $1.615 million, using grants from the Connecticut Department of Energy and Environmental Protection (DEEP) and the Federal Highway Office (FHO) that totaled $1.45 million. Connecticut Water sold the land in a bargain sale that closed the gap of $165,000.” Ms. Westbrook added, “Connecticut Water is pleased that local residents supported the purchase and that the Company was able to partner with community leaders, DEEP and FHO to preserve the land and reservoir as protected open space.”
Over the past 12 years, Connecticut Water has worked with towns and land conservation organizations to set aside more than 1,000 acres of land as passive recreation and protected open space in the state of Connecticut. All of the land set aside was no longer needed for water supply purposes.
The Company has taken advantage of legislation passed by the Connecticut General Assembly in the late 1990s that provides tax benefits to water utilities for protecting land as open space rather than having it developed. This tool makes it possible for communities to acquire open space land while the company is protected financially.
Connecticut Water Service, Inc. is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, The Connecticut Water Company and The Maine Water Company, the Company provides drinking water to 106,000 customers, or about 350,000 people, throughout the states of Connecticut and Maine.

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